Exhibit 5.1

January 13, 2010

Curaxis Pharmaceutical Corporation
4819 Emperor Blvd., Suite 400
Durham, NC 27703

Gentlemen:

You have requested our opinion, as counsel for Curaxis Pharmaceutical Corporation, a Nevada corporation (the “Company”), in connection with the Form S-1 registration statement (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”).

The Registration Statement relates to an offering of  13,000 ,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have or will have been duly authorized and are or will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the use of our name under the caption “Legal Matters” and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Anslow & Jaclin, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188